SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Imperial Parking Corporation

(Exact name of registrant as specified in charter)

Delaware	91-2161409

(State or other jurisdiction of incorporation)	(IRS employer identification no.)

601 West Cordova Street, Suite 300 Vancouver, BC Canada	V6B 1G1

(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Name of each exchange
Title of each class	on which each
to be so registered	class is to be registered

Preferred Stock Purchase Rights	American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: None

     Imperial Parking Corporation (the “Registrant”) hereby amends the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on May 15, 2003 (including the Exhibits thereto, the “Form 8-A”). Capitalized terms used herein and not otherwise defined have the respective meanings ascribed to them in the Form 8-A.

Item 1. Description of Registrant’s Securities to be Registered.

     The response to Item 1 of the Form 8-A is hereby amended by the addition of the following three paragraphs after the last paragraph thereof:

     Effective as of January 22, 2004, the Rights Agreement was amended (“Amendment No. 1”) in order to, among other things, provide that (i) neither Imperial Parking Management, LLC, IPK Acquisition Corporation, nor any of their Affiliates shall deemed to become an Acquiring Person, (ii) no Stock Acquisition Date, no Distribution Date and no Triggering Event shall be deemed to occur, (iii) the Rights will not separate from the Common Stock, and (iv) the Rights shall not become exercisable, in each case, as a result of the execution, delivery or performance of the Agreement and Plan of Merger dated as of January 22, 2004 by and among the Company, Imperial Parking Management, LLC, and IPK Acquisition Corporation (the “Merger Agreement”) or the Voting Agreement(s) and the Voting and Option Agreement dated as of January 22, 2004 among Imperial Parking Management, LLC and the stockholders listed on the signature pages thereto, the public announcement thereof, or the consummation of the Merger (as defined in such Merger Agreement).

     The Rights Agreement was also amended to provide that it will expire immediately prior to the Effective Time.

     A copy of Amendment No. 1 to the Rights Agreement is attached hereto as Exhibit 4.2 and is incorporated herein by reference. The foregoing description of Amendment No. 1 does not purport to be complete and is qualified in its entirety by reference to Amendment No. 1.

Item 2. Exhibits.

3.1	Certificate of Designations, Preferences and Rights of a Series of Preferred Stock of Imperial Parking Corporation classifying and designating the Series A Junior Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-A filed on May 15, 2003)

4.1	Shareholder Rights Agreement, dated as of May 12, 2003, between Imperial Parking Corporation and National City Bank, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-A filed on May 15, 2003)

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4.2	Amendment No. 1 to Shareholder Rights Agreement, dated as of January 22, 2004, between Imperial Parking Corporation and National City Bank, as Rights Agent.

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SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

IMPERIAL PARKING CORPORATION

Date: January 26, 2004	By:	/s/ Charles Huntzinger
		Name:	Charles Huntzinger
		Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Designations, Preferences and Rights of a Series of Preferred Stock of Imperial Parking Corporation classifying and designating the Series A Junior Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-A filed on May 15, 2003).

4.1	Shareholder Rights Agreement, dated as of May 12, 2003, between Imperial Parking Corporation and National City Bank, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-A filed on May 15, 2003).

4.2	Amendment No. 1 to Shareholder Rights Agreement, dated as of January 22, 2004, between Imperial Parking Corporation and National City Bank, as Rights Agent.